Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 09:47 PM 04/06/2021 FILED 09:47 PM 04/06/2021 SR 20211199620—File Number 3775510	AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ALL MARKET INC. A Public Benefit Corporation (Originally incorporated on January 17, 2007)

1. Name. The name of the Corporation is All Market Inc.

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation shall be a public benefit corporation as contemplated by subchapter XV of the DGCL, or any successor provisions, that is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the Corporation’s conduct and the public benefit or benefits identified in this Certificate of Incorporation. The specific public benefit purpose of the Corporation is harnessing, while protecting, nature’s resources for the betterment of the world and its inhabitants through creating ethical, sustainable, and better-for-you beverage and consumer goods products that not only uplift communities but that do right by our planet. Furthermore, in order to advance the best interests of those materially affected by the Corporation’s conduct, it is intended that the business and operations of the Corporation create a material positive impact on society and the environment, taken as a whole. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the Corporation shall be managed and operated in accordance with the DGCL, as so amended.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Million (1,000,000) shares, all of which shall consist of shares of common stock, par value $0.01 per share (“Common Stock”).

5. Bylaws. The holders of at least three-quarters of the outstanding Common Stock are authorized to adopt, amend or repeal the bylaws of the Corporation.

6. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7. Limitation on Liability. The Corporation shall indemnify the directors of the Corporation to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In the absence of a conflict of interest, no failure to satisfy the balancing requirement set forth in Section 365 of the DGCL shall, for purposes of Section 102(b)(7) or Section 145 of the DGCL, or for the purposes of any use of the term “good faith” in this Certificate of Incorporation or the bylaws of the Corporation in regard to indemnification or advancement of expenses of officers, directors employees and agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

[signature page follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed by the undersigned officer, thereunto duly authorized, this 6 day of April, 2021.

ALL MARKET INC.

By:	/s/ Michael Kirban

Name:	Michael Kirban
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALL MARKET INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

All Market Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1. The Board of Directors of the Corporation duly adopted resolutions by written consent in lieu of a meeting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and authorizing the officers of the Corporation to solicit the consent of the stockholders therefor, which resolution is as follows:

RESOLVED, that Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of this corporation is The Vita Coco Company, Inc. (the “Corporation”).”

2. The stockholders of the Corporation duly approved such amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Such amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 9th day of September, 2021.

By:	/s/ Michael Kirban

Name:	Michael Kirban
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

THE VITA COCO COMPANY, INC.

(A DELAWARE PUBLIC BENEFIT CORPORATION)

The Vita Coco Company, Inc. (the “Corporation”), a public benefit corporation organized and existing under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), does hereby certify that:

FIRST:

That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be further amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be amended and restated in its entirety to read as follows:

“Effective on the filing of this Certificate of Amendment to Amended and Restated Certificate of Incorporation. as amended, with the Secretary of State of the State of Delaware (the “Effective Time”), a 455-for-one forward stock split of the Corporation’s Common Stock shall become effective, pursuant to which each one share of Common Stock outstanding and held of record by each stockholder of the Corporation (as well as each issued treasury share) immediately prior to the Effective Time shall be reclassified and divided into 455 validly issued, fully-paid and nonassessable shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent 455 shares of Common Stock from and after the Effective Time (such reclassification and division of shares, the “Forward Stock Split”). The par value of the Common Stock following the Forward Stock Split shall remain at $0.01 per share. No fractional shares of Common Stock shall be issued as a result of the Forward Stock Split and, in lieu thereof, (a) upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Forward Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors and (b) any fractional shares in respect of shares of Common Stock held in treasury by the Corporation that result from the Forward Stock Split shall be cancelled.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Forward Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified.

The aggregate number of shares of stock which the Corporation shall have authority to issue is One Million (1,000,000) shares, all of which shall consist of Common Stock, $0.01 par value per share (“Common Stock”)”

SECOND:

That in lieu of a meeting and vote of stockholders, the stockholders have acted by written consent to adopt said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, this Certificate of Amendment has been signed on behalf of the Corporation by its duly authorized officer effective this 11th day of October, 2021.

THE VITA COCO COMPANY, INC.

By:	/s/ Michael Kirban

Name:	Michael Kirban
Title:	Chairman and Co-Chief Executive Officer